Exhibit 99.1

Delta Apparel Reports First Quarter Fiscal 2010 Results

– Record First Quarter Revenue of $99.1 Million –

- First Quarter Diluted EPS of $0.30 –

GREENVILLE, S.C.--(BUSINESS WIRE)--October 23, 2009--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales growth of 8.4% and a per share earnings increase of 275% for its first quarter ended September 26, 2009 compared to the prior year first quarter.

First Quarter Results

Net sales for the three months ended September 26, 2009 were $99.1 million, an increase of 8.4% from the prior year first quarter. The Company’s retail-ready segment reported a sales increase of 25.5% compared to the first quarter of fiscal year 2009, while its activewear segment reported a sales decline of 5.7%. Gross margins increased 280 basis points to 23.9% compared to 21.1% in the prior year first quarter. The improvement in gross margin was primarily due to a higher mix of retail-ready sales and improved margins in the activewear segment. Activewear gross margins improved 370 basis points from the prior year first quarter, and were partially offset by a gross margin decline in the retail-ready segment. Net income for the quarter ended September 26, 2009 increased $1.9 million, or 283.2%, to $2.6 million, or $0.30 per diluted share, compared with first quarter earnings of $0.7 million, or $0.08 per diluted share, in the prior year.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “As we begin the new fiscal year, we continue to capitalize on the strengths of our business, including the power of our brands, creative graphic talent, strong customer relationships and diverse distribution channels, to generate top-line growth. At the same time, we are driving improved profitability by providing more of the services our customers desire, including decoration and retail packaging, while lowering our product costs through our flexible manufacturing platform. Despite the difficult and uncertain marketplace conditions, we see continued opportunities to grow sales while sustaining our profitability as the fiscal year unfolds.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe, Junkfood and To The Game businesses, had sales of $52.0 million, a 25.5% increase from the prior year first quarter. To The Game, our headwear company acquired during the fourth quarter of fiscal year 2009, added $6.0 million in sales in the first quarter of fiscal year 2010. Sales at Junkfood grew 48.7% from the prior year first quarter, driven primarily from its successful relationship with GAP, Inc. The additional revenue from To The Game and increased sales at Junkfood were partially offset by a 6.9% decline in revenue at Soffe resulting from lower sales to the military. The prior year first quarter revenues included additional sales to the military from the initial rollout of the new Navy PT uniform. Excluding the impact of this initial rollout, sales at Soffe would have increased by 3.1%, driven from double-digit growth in both its retail channel and sales of Intensity® products. Operating income in the retail-ready segment was $5.6 million for the first fiscal quarter of 2010, an increase of $0.1 million from the prior year first quarter.

Activewear Apparel

The activewear segment, comprised of the Delta catalog and FunTees businesses, had sales of $47.1 million for the three months ended September 26, 2009, a decrease of 5.7% compared to the prior year first quarter. FunTees sales grew 1.1% from the prior year quarter as revenue per unit increased from selling a higher mix of decorated products. This increased per unit revenue was partially offset by a decline in the number of units sold during the quarter. Unit sales were flat in the Delta catalog business; however, revenue declined 8.7% as a result of lower average selling prices. Selling prices in the first quarter of the prior year were strong but declined as fiscal year 2009 progressed. Pricing on basic tees has stabilized, but remains approximately 7% lower than a year ago. The activewear segment had an operating loss of $1.1 million for the first quarter of 2010, a $1.8 million improvement from the prior year first quarter. Manufacturing costs improved from the prior year first quarter as the cost-savings associated with Ceiba Textiles were recognized and the production of off-quality goods was reduced.

Fiscal 2010 Guidance

For the 2010 fiscal year ending July 3, 2010, the Company reiterates its expectations for net sales to be in the range of $360 to $380 million and earnings to be in the range of $0.80 to $1.00 per diluted share. These projected results compare to fiscal year 2009 sales of $355.2 million and earnings of $0.76 per diluted share.

While the Company remains concerned about the U.S. economy, it believes it has taken into consideration the heightened risk factors associated with the current economic climate. Significant deterioration in the economy could, however, negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “We remain excited about the future opportunities for Delta Apparel, Inc. Our management team is focused on executing our current initiatives to maximize operating performance. In addition, we continue to identify new opportunities in all key areas of our business, including brand marketing, additional license agreements, key customer targets, new product extensions and cost-savings initiatives. We are optimistic about the growth opportunities ahead of us for 2010 and beyond, and believe we are in a strong position to increase shareholder value in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-0415. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from October 23, 2009 through October 30, 2009. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 1451652.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company and To The Game, LLC, is an international design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Sep 26, 2009	Sep 27, 2008

Net Sales	$99,122	$91,412
Cost of Goods Sold	75,477	72,106
Gross Profit	23,645	19,306

Selling, General and Administrative	19,258	16,841
Other Income (Expense), Net	105	(25)
Operating Income	4,492	2,440

Interest Expense, Net	954	1,419

Income Before Provision for Income Tax	3,538	1,021

Provision for Income Taxes	955	347

Net Income	$2,583	$674

Weighted Average Shares Outstanding
Basic	8,507	8,499
Diluted	8,528	8,508

Net Income per Common Share
Basic	$0.30	$0.08
Diluted	$0.30	$0.08

	Sep 26, 2009	Jun 27, 2009	Sep 27, 2008

Current Assets
Cash	$589	$654	$595
Receivables, Net	55,816	57,884	46,556
Income Tax Receivable	965	1,755	1,689
Inventories, Net	123,895	125,887	128,514
Deferred Income Taxes	3,075	3,475	2,402
Other Assets	3,358	3,387	2,976
Total Current Assets	187,698	193,042	182,732

Noncurrent Assets
Property, Plant & Equipment, Net	36,201	36,480	39,300
Goodwill and Other Intangibles, Net	23,806	23,928	24,293
Other Noncurrent Assets	3,440	3,543	3,361
Total Noncurrent Assets	63,447	63,951	66,954

Total Assets	$251,145	$256,993	$249,686

Current Liabilities
Accounts Payable and Accrued Expenses	$54,246	$51,955	$52,663
Current Portion of Long Term Debt	5,718	5,718	5,451
Total Current Liabilities	59,964	57,673	58,114

Noncurrent Liabilities
Long-Term Debt	74,624	85,936	84,074
Deferred Income Taxes	1,314	1,223	975
Other Noncurrent Liabilities	112	16	641
Total Noncurrent Liabilities	76,050	87,175	85,690

Stockholders' Equity	115,131	112,145	105,882

Total Liabilities and Stockholders' Equity	$251,145	$256,993	$249,686

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations
Integrated Corporate Relations
Brendon Frey, 203-682-8200